EXHIBIT INDEX

EXHIBIT A:
  Attachment to item 77D:
  Policies with respect to security investments.

EXHIBIT B:
  Attachment to item 77Q1(b):
  Exhibits
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EXHIBIT A:
THE GABELLI BLUE CHIP VALUE FUND
EXHIBIT TO ITEM 77D

POLICIES WITH RESPECT TO SECURITY INVESTMENTS

	Effective May 12, 2004, the non-fundamental investment policy of The Gabelli Blue Chip Value Fund (the "Fund") was changed so that under normal market conditions, the Fund will invest at least 80% of its net assets in stocks of "blue chip" companies. "Blue chip" companies are companies that the portfolio manager believes have some combination of a well known product, brand or name, strong balance sheet, ten years or more of operations and substantial market capitalization (usually, but not necessarily in excess of $5 billion) or market liquidity. The Fund will invest primarily in blue chip companies that the portfolio manager believes are temporarily out of favor, companies viewed by the portfolio manager as "blue chip value" companies.


EXHIBIT B:
THE GABELLI BLUE CHIP VALUE FUND
EXHIBIT 77Q(1)(b)

RESOLVED,	That the non-fundamental investment policy of the Fund to
primarily invest in common stocks of large well known widely held companies that have a market capitalization of greater than $5 billion which are temporarily out of favor (Blue Chip companies) and which the portfolio manager believes are undervalued and have the potential to achieve significant capital appreciation be, and hereby is, modified to comply with the requirements of Rule 35d-1 under the Investment Company Act of 1940, as amended
("Rule 35d-1"), as follows:

"Under normal market circumstances, the Fund invests at least 80% of its net assets in stocks of "blue chip" companies, which are companies that the portfolio manager believes have some combination of a well known product, brand or name, strong balance sheet, ten years or more of operations and substantial market capitalization (usually, but not necessarily in excess of $5 billion) or market liquidity (the "80% Policy"). The Fund will invest primarily in blue chip companies that the portfolio manager believes are temporarily out of favor, companies viewed by the portfolio manager as "blue chip value" companies; and further

RESOLVED,	That the Fund hereby adopts a
policy to provide its shareholders with at least 60 days' prior notice of the implementation of any change in the 80% policy, in accordance with the requirements of Rule 35d-1, which currently requires that such notice be made by separate document in plain English with a prominent statement as to its nature; and further

RESOLVED,	That the Officers of the Fund, in
consultation with Fund Counsel, are hereby authorized to take any action that is necessary to implement the foregoing resolutions.